Exhibit 99

Contact:	610-337-7000	For Immediate Release:
	Robert W. Krick, ext. 13645	July 27, 2010
Brenda A. Blake, ext. 13202
AmeriGas Partners Reports Third Quarter Results, Confirms Guidance
VALLEY FORGE, Pa., July 27 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE:APU), reported a seasonal net loss attributable to AmeriGas Partners, L.P. of $12.4 million for the third fiscal quarter of 2010 compared with a seasonal net loss of $13.5 million for the third fiscal quarter of 2009.
The Partnership’s earnings before interest expense, income taxes, depreciation and amortization (EBITDA) increased to $27.2 million for the third fiscal quarter of 2010 compared to EBITDA of $25.4 million for the prior-year period. For the three months ended June 30, 2010, retail volumes sold decreased to 150.1 million gallons from 160.0 million gallons in the prior-year period, primarily reflecting significantly warmer weather on heating-sensitive volumes and, to a lesser extent, continued customer conservation. Weather nationally during the quarter was 17.0% warmer than normal and 14.7% warmer than the prior-year period, according to the National Oceanic and Atmospheric Administration.
Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “Sales volume, particularly in April, was adversely impacted by very warm spring weather. I am pleased that the execution of our operating strategies and disciplined cost management more than offset the volume decline to yield an increase in EBITDA for the quarter. For the full year, we continue to forecast Adjusted EBITDA (which excludes the impact of a previously reported $12.2 million loss related to the termination of interest rate hedges) for the fiscal year ending September 30, 2010 to be in the range of $335 million to $345 million.”
Revenues for the quarter increased to $396.6 million versus $372.7 million a year ago reflecting higher average selling prices associated with higher commodity prices partially offset by lower volumes sold. Total margin decreased $1.6 million from the prior-year quarter due to lower volumes sold partially offset by slightly higher average unit margins. EBITDA increased as the decline in total margin was more than offset by reduced operating and administrative expenses. The reduction in operating and administrative expenses resulted primarily from lower compensation and benefits expenses. Operating income increased $1.0 million from the prior-year period, reflecting the increase in EBITDA partially offset by higher depreciation and amortization expenses.
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AmeriGas Partners Reports Third Quarter Results, Confirms Guidance
Estimated fiscal 2010 Adjusted EBITDA, which excludes the loss on the termination of interest rate protection agreements, is a non-GAAP financial measure. Management believes the presentation of this measure for fiscal 2010 provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership in fiscal 2010. This measure is not comparable to measures used by other entities and should only be considered in conjunction with income per limited partner unit.
AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from approximately 1,200 locations. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and the public owns the remaining 56%.
AmeriGas Partners, L.P. will hold a live Internet audio webcast of its conference call to discuss third quarter earnings and other current activities at 4:00 PM ET on Wednesday, July 28, 2010. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/apu/events.cfm or at the company website; http://www.amerigas.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on July 28 through midnight Friday, July 30. The replay may be accessed at 1-800-642-1687, passcode 67798905 and International access 1-706-645-9291, passcode 67798905.
Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, and political, economic and regulatory conditions in the U. S. and abroad. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-09	###	7/27/10

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2010	2009	2010	2009	2010	2009
Revenues:
Propane	$356,835	$333,212	$1,816,236	$1,791,963	$2,116,163	$2,268,177
Other	39,778	39,465	123,073	131,155	160,123	180,177

	396,613	372,677	1,939,309	1,923,118	2,276,286	2,448,354

Costs and expenses:
Cost of sales — propane	220,545	193,206	1,125,387	1,081,864	1,297,855	1,426,076
Cost of sales — other	15,305	17,132	39,769	47,938	54,003	66,749
Operating and administrative expenses	138,704	140,794	451,614	465,897	600,869	612,557
Depreciation	19,739	19,719	59,653	58,720	79,461	77,914
Amortization	2,148	1,321	5,453	3,957	6,756	5,161
Gain on sale of California storage facility	—	—	—	(39,887)	—	(39,887)
Other income, net	(5,148)	(3,824)	(3,749)	(12,581)	(7,173)	(15,460)

	391,293	368,348	1,678,127	1,605,908	2,031,771	2,133,110

Operating income	5,320	4,329	261,182	317,210	244,515	315,244
Interest expense	(16,981)	(17,181)	(50,184)	(53,701)	(66,823)	(71,525)

(Loss) income before income taxes	(11,661)	(12,852)	210,998	263,509	177,692	243,719
Income taxes	(662)	(670)	(2,378)	(2,081)	(2,890)	(2,800)

Net (loss) income	(12,323)	(13,522)	208,620	261,428	174,802	240,919
Less: net income attributable to noncontrolling interests	(49)	(3)	(2,550)	(3,155)	(2,362)	(3,094)

Net (loss) income attributable to AmeriGas Partners, L.P.	$(12,372)	$(13,525)	$206,070	$258,273	$172,440	$237,825

General partner’s interest in net (loss) income attributable to AmeriGas Partners, L.P.	$828	$432	$4,148	$3,761	$7,124	$3,861

Limited partners’ interest in net (loss) income attributable to AmeriGas Partners, L.P.	$(13,200)	$(13,957)	$201,922	$254,512	$165,316	$233,964

(Loss) income per limited partner unit (a)

Basic	$(0.23)	$(0.29)	$3.03	$3.50	$2.75	$3.72

Diluted	$(0.23)	$(0.29)	$3.03	$3.49	$2.75	$3.72

Average limited partner units outstanding:
Basic	57,089	57,046	57,073	57,035	57,067	57,029

Diluted	57,089	57,046	57,119	57,077	57,114	57,072

SUPPLEMENTAL INFORMATION:

Retail gallons sold (millions)	150.1	160.0	746.7	781.1	893.8	946.0
EBITDA (b)	$27,158	$25,366	$323,738	$376,732	$328,370	$395,225
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$6,590	$8,592	$27,869	$25,880	$39,501	$34,021
Growth capital expenditures	$7,822	$10,935	$31,927	$31,541	$41,613	$37,988

(a)	Income (loss) per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. On October 1, 2009, the Partnership adopted new accounting guidance regarding this method. The adoption requires retrospective application to all periods presented and increased the previously reported (loss) per limited partner unit for the three months ended June 30, 2009 by ($0.05). All other prior year periods are unaffected. Refer to Notes 2 and 3 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2009.

(b)	Earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) should not be considered as an alternative to net (loss) income attributable to AmeriGas Partners, L.P (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with other companies within the propane industry and (2) assess its ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from that used by other companies.

Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P for the relevant years.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)
(continued)
Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership. UGI Corporation discloses the Partnership’s EBITDA as the profitability measure to comply with the GAAP requirement to provide profitability information about its domestic propane segment. EBITDA in the nine and twelve months ended June 30, 2010 includes a $12,193 pre-tax loss on discontinuance of hedge accounting for interest rate protection agreements. EBITDA in the nine and twelve months ended June 30, 2009 includes a $39,887 pre-tax gain from the sale of the Partnership’s California storage facility.
The following table includes reconciliations of net (loss) income attributable to AmeriGas Partners, L.P to EBITDA for all periods presented:

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2010	2009	2010	2009	2010	2009

Net (loss) income attributable to AmeriGas Partners, L.P	$(12,372)	$(13,525)	$206,070	$258,273	$172,440	$237,825
Income taxes	662	670	2,378	2,081	2,890	2,800
Interest expense	16,981	17,181	50,184	53,701	66,823	71,525
Depreciation	19,739	19,719	59,653	58,720	79,461	77,914
Amortization	2,148	1,321	5,453	3,957	6,756	5,161

EBITDA	$27,158	$25,366	$323,738	$376,732	$328,370	$395,225

The following table includes a reconciliation of forecasted net income to forecasted Adjusted EBITDA for the fiscal year ending September 30, 2010:

Forecast
Fiscal
Year
Ending
September 30,
2010
Net income (estimate)	$172,800
Interest expense (estimate)	66,000
Income tax expense (estimate)	3,000
Depreciation (estimate)	80,000
Amortization (estimate)	6,000
Loss on interest rate hedges	12,200

Adjusted EBITDA	$340,000

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